Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2016 RESULTS

HOUSTON – AUGUST 8, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the second quarter of 2016.

Second Quarter 2016 and recent highlights:

•	Increased revenues 72% compared with first quarter of 2016, on the strength of higher realized pricing and improved sales volumes
•	Grew operating income to $4.6 million in the second quarter of 2016 compared with a loss of $6.6 million in the first quarter of 2016, an increase of $11.2 million
•

Entered into an agreement to acquire an additional 3.23% participating interest in the Etame Marin Permit offshore Gabon from Sojitz Etame Limited, increasing net production 11% without requiring additional staffing

•	Converted International Finance Corporation (IFC) credit facility to $15 million term loan with additional $5 million available, subject to IFC approval
•

Achieved net production expense excluding workovers of $18.16 per barrel of oil equivalent (BOE) of sales, below midpoint of guidance and down 5% compared with $19.08 per BOE in the second quarter of 2015

•	Reached fair and amicable agreement regarding remaining contract term on offshore Gabon drilling rig

For the second quarter of 2016, VAALCO reported a net loss of $0.3 million, or $0.00 loss per diluted share. The net loss includes a non-cash mark-to-market charge of $0.6 million related to the value of the Company’s commodity derivatives.  In the second quarter of 2015, VAALCO reported a net loss of $5.2 million, or $0.09 loss per diluted share, and in the first quarter of 2016, the Company reported a loss of $8.1 million, or $0.14 loss per share. The average realized price for crude oil in the second quarter of 2016 was $42.13 per barrel, down 29% from the second quarter of 2015 but up 48% from the first quarter of 2016.  Adjusted EBITDAX totaled $7.7 million in the second quarter of 2016 compared with $16.3 million in the same period in 2015, and a loss of $3.1 million in the first quarter of 2016. Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled in the attached table under “Non-GAAP Financial Measures.”

Steve Guidry, VAALCO’s Chief Executive Officer commented: “We are very pleased with the significant improvement in our financial results in the second quarter. Compared with this year’s first quarter, our operating income increased over $11 million on the strength of improved realized pricing, higher sales volumes, and lower total operating costs. Because of the steps we implemented to reduce production costs and G&A expenses, we maintained positive downward momentum and came in below the midpoint of our production cost guidance and remain on track to meet full year G&A guidance. We have cut costs and continue to operate safely without a recordable injury for over 13 months now.  Our operations team remains focused on managing costs, operational excellence and safety.”

Guidry continued, “We are particularly excited with a number of value-adding accomplishments in the past few months. We entered into a purchase and sale agreement for an additional participating interest in our flagship asset in the Etame Marin Permit that would increase our net production by 11% without requiring any additional staffing. We were able to negotiate a fair and amicable agreement regarding our remaining contract term on the offshore Gabon drilling rig. We converted our IFC credit facility to a term loan with attractive rates and terms that provide the opportunity to request up to $5 million in additional borrowings. These achievements have improved VAALCO’s near-term outlook and positioned the Company to benefit further from the ultimate recovery in oil prices.”

Etame Marin Additional Interest Acquisition

On August 1, 2016, the Company announced that it had signed a purchase and sale agreement to acquire an additional 3.23% participating interest in the Etame Marin Permit located offshore Gabon from Sojitz Etame Limited, which represents the full interest owned by Sojitz in the concession.  The transaction has an effective date of August 1, 2016.

Once completed, this acquisition will boost VAALCO’s net production by 11%, effective August 1, 2016, and will not require any additional staffing. The transaction is expected to close within 90 days, subject to customary closing conditions.

Offshore Gabon

In the second quarter of 2016, production increased 6% from 4,440 barrels of oil per day (BOPD) in the first quarter of 2016 to 4,725 BOPD. This was primarily due to the completion of the six-day planned shutdown in the first quarter of 2016. The results of this maintenance turnaround were positive and confirmed that routine asset integrity programs are effective. Since the shutdown in February 2016 through mid-year 2016, the Company has achieved greater than 97% runtime. VAALCO has also gone 13 months without a recordable injury and 12 months without an environmental incident.

As previously reported, on June 23, 2016, the electrical submersible pumps (ESPs) in the South Tchibala 2-H well on the Avouma platform failed, and the well was temporarily shut-in.  The 2-H was producing approximately 1,700 gross BOPD, or 415 BOPD net to VAALCO, just before the pumps failed.  VAALCO is mobilizing a hydraulic workover unit onto the Avouma platform to replace the ESPs and the well is expected to be back on production by early fourth quarter 2016. The Company’s net share of the cost is expected to be approximately $1.7 million.

Recently, one of the two ESPs failed in the Avouma 2-H well on the same platform. Prior to attempting to start the second ESP installed in the well, VAALCO and the original equipment manufacturer who installed the ESPs, are working together to determine if the cause of the failure is due to operation, design or installation of the equipment. The well was producing approximately 2,700 gross BOPD, or 660 BOPD net to VAALCO. If the Avouma 2-H ESPs require replacement, the workover unit that is being mobilized onto the Avouma platform to replace ESPs in the South Tchibala 2-H well will be utilized to replace ESPs in the Avouma 2-H.

On July 5, 2016, the Company announced the execution of an agreement associated with the remaining contract term on the drilling rig that was utilized in its offshore Gabon drilling program. The agreement provides for payment of $5.1 million net to VAALCO’s interest for unused rig days under the contract.  This amount, plus the Company’s share of demobilization charges, are to be paid in seven equal monthly installments beginning in July 2016.

Onshore Gabon, Equatorial Guinea and Angola

VAALCO continues to examine alternative, lower cost development options for discoveries in the Mutamba Iroru permit onshore Gabon, and in Block P offshore Equatorial Guinea. The Company has had numerous discussions with the Government of Gabon regarding a revised production sharing contract to allow for potential future development of the onshore discovery. These discoveries present unique development opportunities that will be re-evaluated as prices recover.

The license for Block 5, offshore Angola, under which there is a remaining three well drilling commitment, expires in November 2017.  VAALCO is seeking alternative solutions including extending the term of the exploration license and hence the well commitment deadline. The Company has classified $15 million in restricted cash as other noncurrent assets related to that drilling commitment.

2016 Second Quarter Financial Results

Total oil and natural gas sales for the second quarter of 2016 were $18.8 million, compared to $27.1 million for the same period in 2015, and $11.0 million in the first quarter of 2016.  Second quarter 2016 revenue was positively impacted by higher oil prices compared to first quarter 2016, primarily due to increases in the Dated Brent market price.

In order to partially limit VAALCO’s commodity price risk, in April 2016, the Company entered into put contracts on 36,000 barrels of oil per month for the period from June 2016 through February 2017 at Dated Brent of $40 per barrel. No additional puts or other derivatives have been added since April 2016.  VAALCO recorded a non-cash mark-to-market charge of $0.6 million related to the existing puts during the second quarter of 2016 which was included in Other expense, net in the income statement.

During the second quarter of 2016, VAALCO sold approximately 436,000 net barrels of oil at an average price of $42.13 per barrel compared to 457,000 net barrels at an average price of $59.16 per barrel in the second quarter of 2015, and 381,000 net barrels at an average price of $28.54 per barrel in the first quarter of 2016.  Sales volumes (liftings) in the second quarter of 2016 were slightly more than production volumes due to higher oil liftings resulting in a decrease in oil inventory remaining aboard the FPSO at quarter end.

Costs and Expenses

Total production expense for the second quarter of 2016 was $7.3 million.  Ongoing production expense excluding the effect of workovers, totaled $8.0 million, or $18.16 per BOE of sales, compared to $8.9 million, or $19.08 per BOE in the second quarter of 2015, and $7.0 million, or $18.16 per BOE in the first quarter of 2016. The second quarter 2016 production costs, excluding workovers, were below the midpoint of guidance.

Depreciation, depletion and amortization (DD&A) expense was $1.9 million, or $4.40 per BOE of sales in the three months ended June 30, 2016 compared to $9.3 million, or $20.00 per BOE in the comparable period in 2015, and $2.2 million, or $5.81 per BOE in the first quarter of 2016.

General and administrative (G&A) expense for the three months ended June 30, 2016 were $4.0 million, or $9.15 per BOE, as compared to $2.8 million, or $6.09 per BOE in the three months ended June 30, 2015, and $3.0 million, or $7.73 per BOE in the first quarter of 2016. While the Company has taken significant steps to reduce overall G&A costs over the past 18 months, with decreases realized in personnel costs, incentive compensation, services and various other cost categories, in 2016, the amount of overhead that VAALCO as operator is able to recover from its partners has declined. This decline has occurred due to a slowdown in capital investment following the completion of the drilling program, which has resulted in higher proportionate G&A costs attributable to VAALCO. General and administrative expense includes $0.8 million, $0.7 million, and $0.9 million of non-cash compensation expense for the quarters ended June 30, 2016, June 30, 2015, and March 31, 2016, respectively.

Interest expense for the second quarter of 2016 was $1.5 million, compared to $0.3 million in the second quarter of 2015, and $0.5 million in the first quarter of 2016. Interest expense in the second quarter of 2016 includes a write off of $0.9 million of deferred financing costs in connection with the conversion of the Company’s credit facility to a term loan in June.  In addition, none of the interest incurred on the IFC credit facility was capitalized in the second quarter of 2016, while a considerable portion of the interest expense incurred was capitalized in the prior year.

Income tax expense for the second quarter of 2016 was $3.0 million compared to $4.3 million for the same period in 2015, and $4.7 million in the first quarter of 2016.  The decrease in tax compared to second quarter 2015 is primarily attributable to lower revenues in the Company’s operations in Gabon.  The first quarter of 2016 contained Angola tax of $3.0 million associated with the $19 million payment received from VAALCO’s partner, causing first quarter 2016 to be higher than second quarter 2016, despite lower revenues.

Capital Investments/Balance Sheet

During the three months ended June 30, 2016, the Company did not undertake any new capital projects.  The Company’s full year 2016 capital expenditures on an accrual basis are expected to be in the range of $1.0 million to $4.0 million, which is comprised mainly of maintenance capital.

At the end of the second quarter, VAALCO had an unrestricted cash balance of approximately $13.7 million.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets, and $15.8 million in restricted cash (primarily related to VAALCO’s three well drilling commitment in Angola) classified as other noncurrent assets.

In early July, VAALCO announced that it executed an amended and restated loan agreement with the IFC to convert the existing $15 million balance under the revolving facility to a term loan.  The new agreement provides for quarterly principal and interest payments through June 30, 2019 with interest at a rate of LIBOR plus 5.75%. The loan is secured by VAALCO’s offshore Gabon assets and related inventory.   The Company has the option to request (subject to IFC approval) to draw up to an additional $5 million from the IFC between now and December 31, 2016, with any such drawn amounts to be amortized through June 30, 2018.

At June 30, 2016, debt, net of deferred financing costs, totaled $14.3 million, of which $5 million was classified as current, reflecting the repayment terms of the new loan agreement with the IFC.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results tomorrow, Tuesday, August 9, 2016, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 58424453.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through August 14, 2016 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 58424453.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for the purchase and sale agreement with Sojitz, the timing and completion of the purchase of assets from Sojitz, liquidity and capital resources, future drilling, completion workover, and other operations and activities.  All statements, other than statements of historical facts, included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include the completion and timing of the purchase of assets from Sojitz, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of Gabon in connection with a revised production sharing contract and with the Republic of Angola to extend the exploration license for Block 5, expectations regarding processing facilities, and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, the risk that the purchase of assets from Sojitz may not be consummated or may not be consummated in a timely manner, the risk that our negotiations with the governments of Gabon and Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015 quarterly report on Form 10-Q for the quarter ended June 30, 2016, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “oil in place”, which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves. Unbooked resource potential and oil in place do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, processing costs, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Al Petrie Investor Relations Coordinator 713-543-3422

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$13,681	$25,357
Restricted cash	783	1,048
Receivables:
Trade	7,363	5,353
Accounts with partners	12,220	27,856
Other, net of allowance	100	42
Crude oil inventory	704	639
Materials and supplies	161	194
Prepayments and other	3,630	3,253
Total current assets	38,642	63,742
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	410,423	412,593
Undeveloped acreage	10,000	10,000
Equipment and other	10,545	10,948
	430,968	433,541
Accumulated depreciation, depletion and amortization	(403,888)	(400,168)
Net property and equipment	27,080	33,373
Other noncurrent assets:
Restricted cash	15,830	15,830
Value added tax and other receivable, net of allowance	4,968	4,221
Deferred finance charges	-	1,655
Abandonment funding	5,137	5,137
Total assets	$91,657	$123,958
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,579	$46,848
Foreign taxes payable	3,074	-
Accrued liabilities and other	14,701	19,868
Current portion of long-term debt	5,000	-
Total current liabilities	46,354	66,716
Asset retirement obligations	16,632	16,166
Long-term debt, excluding current portion	9,344	15,000
Total liabilities	72,330	97,882
Commitments and contingencies
Shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 65,941,338 and 66,041,338 shares issued, $0.10 par value, 100,000,000 shares authorized	6,594	6,604
Additional paid-in capital	70,744	69,118
Less treasury stock, 7,545,978 and 7,514,169 shares at cost	(37,923)	(37,882)
Retained deficit	(20,088)	(11,764)
Total shareholders' equity	19,327	26,076
Total liabilities and shareholders' equity	$91,657	$123,958

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
Revenues:
Oil and gas sales	$18,847	$27,137	$10,976
Operating costs and expenses:
Production expense	7,341	8,867	11,253
Exploration expense	2	1,113	1
Depreciation, depletion and amortization	1,945	9,299	2,241
General and administrative expense	4,043	2,829	2,984
Impairment of proved properties	-	5,821	-
Other operating expense	754	-	8,881
General and administrative related to shareholder matters	18	-	(453)
Bad debt expense (recovery) and other	171	296	(7,286)
Total operating costs and expenses	14,274	28,225	17,621
Other operating income (loss), net	-	58	(3)
Operating income (loss)	4,573	(1,030)	(6,648)
Other income (expense):
Interest income	-	5	3,202
Interest expense	(1,470)	(344)	(489)
Other, net	(363)	438	524
Total other income (expense)	(1,833)	99	3,237
Income (loss ) before income taxes	2,740	(931)	(3,411)
Income tax expense	3,001	4,273	4,652
Net loss	$(261)	$(5,204)	$(8,063)

Basic net loss per share	$(0.00)	$(0.09)	$(0.14)
Diluted net loss per share	$(0.00)	$(0.09)	$(0.14)

Basic weighted average shares outstanding	58,464	58,302	58,513
Diluted weighted average shares outstanding	58,464	58,302	58,513

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(261)	$(5,204)	$(8,063)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	1,945	9,299	2,241
Amortization of debt issuance cost	973	151	103
Unrealized foreign exchange (gain) loss	2,749	18	(398)
Dry hole costs and impairment of unproved leasehold	-	649	-
Stock-based compensation	757	678	859
Commodity derivatives loss	578	-	-
Bad debt expense and other	171	-	343
Other operating loss, net	-	(58)	3
Impairment of proved properties	-	5,821	-
Change in operating assets and liabilities:
Trade receivables	(1,940)	11,044	(70)
Accounts with partners	10,919	9,747	4,717
Other receivables	39	218	(91)
Crude oil inventory	216	1,245	(281)
Materials and supplies	13	(21)	20
Value added tax and other receivable	(546)	-	(690)
Prepayments and other	14	1,452	(317)
Accounts payable	(12,457)	3,773	(2,754)
Accrued liabilities and other	(1,468)	(10,668)	1,231
Foreign taxes payable	107	-	2,967
Net cash provided by (used in) operating activities	1,809	28,144	(180)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash	13	3	252
Property and equipment expenditures	(11,378)	(13,126)	(1,291)
Other, net	(842)	58	18
Net cash used in investing activities	(12,207)	(13,065)	(1,021)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	-	7	-
Debt issuance costs	(77)	-	-
Net cash provided by (used in) financing activities	(77)	7	-
NET CHANGE IN CASH AND CASH EQUIVALENTS	(10,475)	15,086	(1,201)
CASH AND CASH EQUIVALENTS --
BEGINNING OF PERIOD	24,156	45,962	25,357
END OF PERIOD	$13,681	$61,048	$24,156

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
NET SALES DATA:
Oil (MBbls)	436	457	381
Natural Gas (MMcf)	35	46	32
Oil equivalents (MBOE)	442	465	386
Average daily sales volumes (BOE/day)	4,857	5,106	4,242
NET PRODUCTION DATA
Oil (MBbls)	431	406	405
Natural Gas (MMcf)	35	46	32
Oil equivalents (MBOE)	436	414	411
Average daily production volumes (BOE/day)	4,796	4,546	4,516
AVERAGE SALES PRICES:
Oil ($/Bbl)	$42.13	$59.16	$28.54
Natural Gas ($/Mcf)	1.64	2.70	1.57
Weighted average price ($/BOE)	42.64	58.45	28.28
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$16.61	$19.08	$29.07
Production expense, excluding workovers*	18.16	19.08	18.16
Depreciation, depletion and amortization	4.40	20.00	5.81
General and administrative expense	9.15	6.09	7.73
Property and equipment expenditures, cash basis	$11,378	13,126	$1,291

*Workover costs excluded from the three months ended June 30, 2016, June 30, 2015 and March 31, 2016 are ($0.7 million), $0.0 million and $4.3 million.

**General and administrative expenses include $1.71, $1.46 and $2.23 per BOE of non-cash stock-based compensation expense in the three months ended June 30, 2016, June 30, 2015 and March 31, 2016.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

Adjusted Net Loss excludes impairments of proved properties, undeveloped leasehold cost impairment, equipment write-offs, expenses associated with early rig termination, recovery of bad debt, default interest income, non-cash and other items. Management uses this financial measure as an indicator of the Company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX and Adjusted Net Income.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

Reconciliation of Net loss to Adjusted EBITDAX
	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
Net loss	$(261)	$(5,204)	$(8,063)
Add back:
Interest (income) expense, net	1,470	339	(2,713)
Income tax expense	3,001	4,273	4,652
Depreciation, depletion and amortization	1,945	9,299	2,241
Impairment of proved properties	-	5,821	-
Exploration expense	2	1,113	1
Non-cash or unusual items:
Stock-based compensation	757	678	859
Shareholder matters	18	-	(453)
Commodity derivative loss	578	-	-
Bad debt expense	171	-	343
Adjusted EBITDAX	$7,681	$16,319	$(3,133)

Reconciliation of Net loss to Adjusted net income (loss)
	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
Net loss	$(261)	$(5,204)	$(8,063)
Adjustments:
Impairment of proved properties	-	5,821	-
Undeveloped leasehold cost impairment	-	2,721	8,787
Shareholder matters	18	-	(453)
Commodity derivative loss	578	-	-
Other operating expense	754	-	8,881
Angola collection - bad debt recovery	-	-	(7,628)
Angola collection - default interest	-	-	(3,202)
Tax on Angola financial gain	107	-	2,967
Adjusted net income (loss)	$1,196	$3,338	$1,289